Exhibit 77E

Legal Proceedings

As has been previously reported, the staff of the U.S. Securities and Exchange
Commission (“SEC”) and the Office of the New York Attorney General
(“NYAG”) have been investigating practices in the mutual fund industry identified as “market timing” and “late trading” of mutual fund shares. Certain other regulatory authorities have also been conducting investigations into these practices within the industry and have requested that the Adviser provide information to them. The Adviser has been cooperating and will continue to cooperate with all of these authorities. The shares of the Fund are not redeemable by the Fund, but are traded on an exchange at prices established by the market. Accordingly, the Fund and its shareholders are not subject to the market timing and late trading practices that are the subject of the investigations mentioned above or the lawsuits described below. Please see below for a description of the agreements reached by the Adviser and the SEC and NYAG in connection with the investigations mentioned above.

Numerous lawsuits have been filed against the Adviser and certain other defendants in which plaintiffs make claims purportedly based on or related to the same practices that are the subject of the SEC and NYAG investigations referred to above. Some of these lawsuits name the Fund as a party. The lawsuits are now pending in the United States District Court for the District of Maryland pursuant to a ruling by the Judicial Panel on Multidistrict Litigation transferring and centralizing all of the mutual funds involving market and late trading in the District of Maryland (the “Mutual Fund MDL”). Management of the Adviser
believes that these private lawsuits are not likely to have a material adverse effect on the results of operations or financial condition of the Fund.

The shares of the Fund are not redeemable by the Fund, but are traded on an exchange at prices established by the market. Accordingly, the Fund and its shareholders are not subject to the market timing practices described in the SEC
Order and are not expected to participate in the Reimbursement Fund. Since the
Fund is a closed-end fund, it did not have its advisory fee reduced pursuant to the terms of the agreements mentioned above.

On April 11, 2005, a complaint entitled The Attorney General of the State of West
Virginia v. AIM Advisors, Inc., et al. (“WVAG Complaint”) was filed against the
Adviser, Alliance Capital Management Holding L.P. (“Alliance Holding”), and
Various unaffiliated defendants.  The WVAG Complaint was filed in the Circuit
Court of Marshall County, West Virginia by the Attorney General of the State of
West Virginia. The WVAG Complaint makes factual allegations generally similar to those in certain of the complaints related to the lawsuits discussed above. On
October 19, 2005, the WVAG Complaint was transferred to the Mutual Fund
MDL. On August 30, 2005, the West Virginia Securities Commissioner signed a
Summary Order to Cease and Desist, and Notice of Right to Hearing addressed to the Adviser and Alliance Holding. The Summary Order claims that the
Adviser and Alliance Holding violated the West Virginia Uniform Securities Act, and makes factual allegations generally similar to those in the SEC Order and the
NYAG Order. On January 25, 2006, the Adviser and Alliance Holding moved to vacate the Summary Order. In early September 2006, the court denied this motion, and the Supreme Court of Appeals in West Virginia denied the defendants’
petition for appeal. On September 22, 2006, the Adviser and Alliance
Holding filed an answer and moved to dismiss the Summary Order with the
West Virginia Securities Commissioner.

The Adviser believes that these matters are not likely to have a material adverse effect on the Fund or the Adviser’s ability to perform advisory services relating to the Fund.